Item 30. Exhibit (h) i. c. 1.

FUND PARTICIPATION AGREEMENT

THIS AGREEMENT is effective as of April 26, 2023 (the “Effective Date”), by and among World Funds Trust, an open-end management investment company (the “Fund”), Foreside Fund Services, LLC (“DIST” or the “Underwriter”), a broker-dealer registered as such under the Securities Exchange Act of 1934, as amended (the “1934 Act”), Massachusetts Mutual Life Insurance Company, a life insurance company organized under the laws of Massachusetts (“MassMutual”), and C.M. Life Insurance Company, a life insurance company organized under the laws of Connecticut (“C.M. Life” and together with MassMutual, the “Company”), on its own behalf and on behalf of each separate account of the Company set forth on Schedule A, as may be amended from time to time (each separate account hereinafter referred to individually as an “Account” and collectively as the “Accounts”).

WITNESSETH:

WHEREAS, the Fund has filed a registration statement with the Securities and Exchange Commission (the “SEC”) to register itself as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and to register the offer and sale of its shares under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Fund desires to act as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies that have entered into participation agreements with the Fund (the “Participating Insurance Companies”); and

WHEREAS, the Underwriter is registered as a broker-dealer with the SEC under the 1934 Act, is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and acts as principal underwriter of the shares of the Fund; and

WHEREAS, the capital stock of the Fund is divided into several series of shares, each series representing an interest in a particular managed portfolio of securities and other assets; and

WHEREAS, the several series of shares of the Fund offered now or in the future by the Fund to the Company and the Accounts are described on Schedule B attached hereto (each, a “Portfolio,” and, collectively, the “Portfolios”); and

WHEREAS, Cboe Vest Financial, LLC (“Cboe Vest”) is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is each Portfolio’s investment adviser; and

WHEREAS, the Company has registered or will register under the 1933 Act, unless exempt from such registration, certain variable life insurance policies and/or variable annuity contracts funded or to be funded through one or more of the Accounts (the “Contracts”) and will sell the Contracts to owners of the Contracts (“Contract Owners”); and

WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act, unless exempt from such registration; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in one or more of the Portfolios (the “Shares”) on behalf of the Accounts to fund the Contracts, and the Fund intends to sell such Shares to the relevant Accounts at such Shares’ net asset value.

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

ARTICLE 1

Sale of the Fund Shares

1.1 DIST hereby appoints the Company as its agent for the limited purpose of accepting orders for an Account, and the Company hereby accepts such appointment. The Company shall have no authority to act as agent for the Fund, the Underwriter or Cboe Vest (collectively, “Fund Parties”) for any other purpose.

1.2 Subject to the terms of this Article 1 and the other provisions of this Agreement, the Fund shall make Shares of the Portfolios available to the Accounts, and the Company shall engage in transactions with respect to such Shares, at net asset value in accordance with the operational procedures mutually agreed to by the Fund and the Company from time to time and the provisions of the then current prospectuses and statements of additional information of the Portfolios (collectively, the “Prospectus”). Shares of a particular Portfolio of the Fund shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts. The Fund may refuse to sell Shares of any Portfolio to any person (including the Company and the Accounts) or suspend or terminate the offering of Shares of any Portfolio or take any action it may deem appropriate or advisable in connection with all matters relating to the operation of the Fund and/or sale of Shares of the Portfolios. The Fund may require the Company to refuse redemption orders for a Portfolio if permitted by the Fund’s Prospectus or if the Fund has suspended redemptions with respect to such Portfolio in accordance with Section 22(e) of the 1940 Act, Rule 2a-7 under the 1940 Act or any other applicable rule or regulation. Fund Parties shall have no liability for any such action. It is understood that for purposes of this Agreement, an exchange involves a redemption order and a purchase order for Shares of a Portfolio.

1.3 (a) Fund/SERV Transactions. If the parties choose to use the National Securities Clearing Corporation’s Mutual Fund Settlement, Entry and Registration Verification (“Fund/SERV”) or any other NSCC service, the following provisions shall apply:

The Company and the Fund or its designee will each be bound by the rules of the National Securities Clearing Corporation (“NSCC”) and the terms of any NSCC agreement filed by it or its designee with the NSCC. Without limiting the generality of the following provisions of this section, the Company and the Fund or its designee will each perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV, the Mutual Fund Profile Service, the Networking Matrix Level utilized and any other relevant NSCC service or system (collectively, the “NSCC Systems”).

Any information transmitted through the NSCC Systems by any party or its designee to the other or its designee and pursuant to this Agreement will be accurate, complete, and in the format prescribed by the NSCC. Each party or its designee will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through the NSCC Systems and to limit the access to, and the inputting of data into, the NSCC Systems to persons specifically authorized by such party.

On each day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC (“Business Day”), the Company shall aggregate and calculate the net purchase and redemption orders for each Account received by the Company by the close of the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) (the “Close of Trading”) on the Business Day. The Company shall communicate to the Fund or its designee for that Business Day, by Fund/SERV, the net aggregate purchase or redemption orders (if any) for each Account received by the Close of Trading on such Business Day (the “Trade Date”) no later than 10:00 a.m. Eastern Time (or such other time as may be agreed by the parties from time to time) (the “Fund/SERV Transactions Deadline”) on the Business Day following the Trade Date. All such aggregated orders communicated to the Fund or its designee by the Fund/SERV Transactions Deadline on the Business Day following the Trade Date shall be treated by the Fund or its designee as if received prior to the Close of Trading on the Trade Date.

All orders received by the Company after the Close of Trading on a Business Day shall not be aggregated with Orders received by the Company prior to the Close of Trading on such Business Day and shall be communicated to the Fund or its designee as part of an aggregated order no sooner than after the FUND/SERV Transactions Deadline or such other time as may be agreed by the parties from time to time) the following Business Day.

Cash settlement shall be transmitted pursuant to the normal NSCC settlement process. In the case of delayed settlement, the Fund or its designee shall make arrangements for the settlement of redemptions by wire no later than the time permitted for settlement of redemption orders by the 1940 Act. Unless otherwise informed in writing, such redemption wires should be sent to an account specified by the Company and agreed to by Fund Parties.

1.3 (b) Manual Transactions .. If the parties choose not to use Fund/SERV, if there are technical problems with Fund/SERV, or if the parties are not able to transmit or receive information through Fund/SERV, the following provisions shall apply:

Next Day Transmission of Orders. On each Business Day, the Company shall aggregate and calculate the net purchase and redemption orders for each Account received by the Company by the Close of Trading on such Business Day. By 10:00 a.m. Eastern Time (or such other time as may be agreed by the parties from time to time) (the “Manual Transactions Deadline”) on the next following Business Day, the Company shall communicate to the Fund or its designee by facsimile or, in the Company’s discretion, by telephone or any other method agreed upon by the parties, the net aggregate purchase or redemption orders (if any) for each Account received by the Close of Trading on the prior Business Day. All orders communicated to the Fund or its designee by the Manual Transactions Deadline on the Business Day following the Trade Date shall be treated by the Fund or its designee as if received prior to the Close of Trading on the Trade Date.

All orders received by the Company after the Close of Trading on a Business Day shall not be aggregated with orders received by the Company prior to the Close of Trading on such Business Day and shall be communicated to the Fund or its designee as part of an aggregated order no sooner than after the Manual Transactions Deadline (or such other time as may be agreed by the parties from time to time) the following Business Day.

Purchases. The Company will use commercially reasonable efforts to transmit each purchase order to the Fund or its designee in accordance with written instructions provided by the Fund or its designee to the Company. The Company will use commercially reasonable efforts to initiate by wire transfer to the Fund or its designee through the Federal Reserve Wire Transfer System (the “Fedwire System”) purchase amounts no later than the close of the Fedwire System on the next Business Day following the Trade Date.

Redemptions. The Company will use commercially reasonable efforts to transmit each redemption order to the Fund in accordance with written instructions provided by the Fund or its designee to the Company. With respect to redemption orders submitted by the Company by 10:00 a.m. Eastern Time (or such other time as may be agreed by the parties from time to time) on the next Business Day following the Trade Date, the Fund or its designee will use commercially reasonable efforts to initiate by wire transfer to the Company proceeds of such redemptions no later than the close of the Fedwire System on the next Business Day following the Trade Date.

Unless otherwise informed in writing, such redemption wires should be sent to an account specified by the Company and agreed to by Fund Parties.

1.3 (c) All Transactions.

The Company shall be responsible for the accuracy and completeness of any orders submitted by it through any means. All orders are subject to acceptance by the Fund or its designee and become effective only upon confirmation by the Fund or its designee.

The Company shall use its best efforts to provide the Fund with 48-hour advance notice prior to submitting any “large trades” of over $1 million.

Orders submitted on an as -of basis subsequent to the Trade Date for the Order, including post-settlement trade correction orders (hereinafter defined as an “As-of Order”), shall be acceptable only as permitted by the Fund and shall be subject to the Fund’s policies pertaining thereto. The Company shall be responsible for any loss or liability to Fund Parties or any of their respective affiliates, including any costs or expenses incurred by any of them, caused by an As-of Order and will promptly pay any such amount to Fund Parties upon demand therefor. The Company agrees that any gains from one As-of Order shall not be netted against losses generated from another.

1.4 Subject to this Article 1, the Fund will redeem any full or fractional Shares of any Portfolio when requested by the Company on behalf of an Account pursuant to a redemption order meeting the requirements of this Agreement at net asset value in accordance with the operational procedures mutually agreed to by the Fund and the Company from time to time and the provisions of the Prospectus of the Portfolios. In no event shall payment be delayed for a greater period than is permitted by the 1940 Act (including any Rule or order of the SEC thereunder).

1.5 (a) The Company represents and warrants that its internal control structure concerning the processing and transmission of orders is suitably designed to prevent or detect on a timely basis orders received after the Close of Trading from being aggregated with orders received before the Close of Trading and to minimize errors that could result in late transmission of orders. Orders received by the Company before the Close of Trading are eligible to receive that Business Day’s net asset value, and orders received by the Company after the Close of Trading are eligible to receive the next Business Day’s net asset value.

(b) The Fund may reject purchase and redemption orders which are not in the form prescribed in the Fund’s Prospectus. In the event that the Company and the Fund agree to use a form of written or electronic communication which is not capable of recording the time, date and recipient of any communication and confirming good transmission, the Company agrees that it shall be responsible for confirming that any communication sent by the Company was in fact received by the Fund or its designee, in good order and in accordance with the terms of this Agreement. The Fund and its agents or designees shall be entitled to rely upon, and shall be fully protected from all liability in acting upon, instructions reasonably believed by them to be from the Company or its designee.

1.6 In the event that the Company shall fail to pay in a timely manner for any purchase order validly received by the Fund or its designee pursuant to this Article 1, the Company shall hold the Fund or its designee harmless from any losses reasonably sustained by the Fund or its designee as the result of acting in reliance on such purchase order. In the event that the Fund or its designee shall fail to pay in a timely manner for any redemption order validly received by the Fund or its designee pursuant to this Article 1, the Fund or its designee shall hold the Company harmless from any losses reasonably sustained by the Company as the result of acting in reliance on such redemption order.

1.7 Issuance and transfer of Shares of the Portfolios will be by book entry only. Share certificates will not be issued to the Company or the Account. Shares ordered from the Fund will be recorded in the appropriate title for each Account or the appropriate sub-account of each Account.

1.8 The Fund or its designee shall furnish prompt notice to the Company of any income, dividends or capital gain distribution payable on Shares. The Company hereby elects to receive all such income, dividends and capital gain distributions as are payable on a Portfolio’s Shares in additional Shares of that Portfolio, unless the Fund or its designee is otherwise notified in writing by the Company. The Fund shall notify the Company of the number of Shares so issued as payment of such income, dividends and distributions.

1.9 (a) The Fund shall furnish the Company or its designee, on each Business Day, with the following information as each becomes available: (i) fund identifier (CUSIP and Ticker), (ii) fund name, (iii) net asset value information as determined at or about the Close of Trading or at such other time at which a Portfolio’s net asset value is calculated as specified in such Portfolio's prospectus, (iv) change in net asset value, (v) daily income accrual factors, (vi) change in daily accrual factor, (vii) dividend information, and (viii) capital gains information (collectively, “Pricing Information”). The Fund or its designee(s) will use best efforts to provide, via email and/or fax, Pricing Information to the Company or its designee by 7:00 p.m. Eastern Time on each Business Day, even when the NSCC is being utilized for fund orders. The Fund or its designee(s) will also furnish the Company a list of pricing and dividend contacts, and a list of after hour contacts in the event Pricing Information needs to be verified after normal operating hours.

(b) If there are corrections to a Portfolio’s net asset value, the determination of the materiality of any net asset value pricing error and its correction shall be based on the SEC’s recommended guidelines regarding these errors. Any material error in the calculation or reporting of net asset value per share, dividend or capital gain information shall be reported promptly to the Company upon discovery. In the event that the Fund or its designee provides incorrect Pricing Information to the Company and said error causes a monetary loss to any Account maintained by the Company, then the Fund shall be responsible for compensating the Account(s) so that any Contract owner who has incurred such a loss shall be made whole in accordance with the Fund’s pricing error correction policy. The Fund agrees that the Fund or its designee shall assist the Company in seeking from the entity responsible for causing the pricing error compensation for the reasonable costs of any reprocessing activity necessary to adjust the Company’s record-keeping systems as a result of an error or delay caused by the Fund or its designee. In the event that any Account experiences a monetary gain from incorrect Pricing Information supplied by the Fund or its designee, the Company shall adjust such Account in accordance with the Fund’s pricing error correction policy.

1.10 The Company agrees that it will not take any action to operate an Account as a management investment company under the 1940 Act without the Fund’s and the Underwriter’s prior written consent.

1.11 The Fund agrees that its Shares will be sold only to Participating Insurance Companies and their separate accounts or plans that communicate to the Fund that they qualify to purchase shares of a Portfolio under Section 817(h) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder without impairing the ability of the Account to consider the portfolio investments of the Portfolio as constituting investments of the Account for the purpose of satisfying the diversification requirements of Section 817(h). No Shares of any Portfolio will be sold directly to the general public. The Company agrees that Shares will be used only for the purposes of funding the Contracts and Accounts listed in Schedule A, as amended from time to time.

1.12 The Fund agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding conflicts of interest corresponding to those contained in Article 4 of this Agreement.

1.13 The Fund reserves the right to reject any purchase orders, including exchanges, for any reason, including if the Fund, in its sole opinion, believes the Company or any of the Company’s Contract Owners is engaging in short-term or excessive trading into and out of a Portfolio or otherwise engaging in trading that may be disruptive to a Portfolio, other than a money market Portfolio (“Market Timing”).

1.14 The Company agrees to cooperate with the Fund to promptly and fully cooperate with any reasonable request made by the Fund to address market timing or excessive trading strategies identified by the Fund in accordance with the applicable provisions of Rule 22c-2 of the 1940 Act, the Fund and the Company agrees to comply with the terms included in the attached Schedule C as of the effective date of this Agreement.

1.15 (a) The Company shall notify Fund Parties in the event any overpayment or payment not intended for the recipient in connection with an order (each, an “incorrect payment”) is made to the Company or an Account. If requested by Fund Parties and pursuant to a plan for collection that is agreed to by Fund Parties and the Company (each party being under the obligation not to unreasonably withhold its agreement), the Company shall use good faith efforts to collect any portion of the incorrect payment made to an Account. The Fund agrees that the Fund or its designee shall assist the Company in seeking compensation from the entity responsible for an incorrect payment for the costs of collecting such incorrect payment from an Account. Notwithstanding the foregoing, the Company shall not be obligated to take legal action against a Contract Owner. Upon receipt of such incorrect payment, the Company shall promptly repay such amount to the Fund or its designee. In the event the Company is still in control of some or all of the incorrect payment, the Company shall promptly repay such amount to the Fund or its designee after the Company becomes aware of such payment.

(b) In the event any incorrect payment is made to the Fund by the Company, the Fund or its designee shall promptly repay such amount to the Account after the Fund or its designee becomes aware of such payment.

(c) This Section 1.16 applies to incorrect payments made in connection with this Agreement or any Related Agreement (as defined below).

1.16 The Company shall be responsible for properly signing up to receive electronic transmissions (“Electronic Communications”) from Fund Parties and for notifying Fund Parties of changes to the Company’s contact information.

1.17 The Company will not transmit orders for purchases of Shares for an Account unless it has first provided the Fund with evidence satisfactory to the Fund regarding backup withholding in the United States in connection with the Account. The Company agrees to provide or cause to be provided to the Fund all necessary information for it to comply properly with all federal, state and local tax reporting and backup withholding requirements in connection with the Accounts.

1.18. The Fund agrees to provide the Company (via email or by a third party service such as DST Vision), by 2:00 p.m. Eastern Time on each Business Day, the total number of Portfolio Shares held by each Account as of the close of the immediately preceding Business Day.

ARTICLE 2

Obligations of the Parties

2.1 The Fund shall prepare and be responsible for filing with the SEC and any state securities regulators requiring such filing, all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), Prospectuses of the Fund required to be so filed. The Fund shall bear the costs of registration and qualification of its Shares, preparation and filing of the documents listed in this Section 2.1 and all taxes to which an issuer is subject on the issuance and transfer of its Shares.

2.2 At least annually, the Fund or its designee shall provide the Company with a PDF of the current prospectus of the applicable Portfolio(s) suitable for duplication by the Company for distribution to owners of Contracts whose cash values are invested, through the Accounts, in Shares of such Portfolio(s) (referred to in this Article 2 as “Existing Contract Owners”) and to prospective purchasers of Contracts including owners of Contracts whose cash values are not funded by Shares of the Portfolio(s) (collectively, “Prospective Purchasers”). The Fund or its designee will pay the Company’s usual, customary and reasonable costs for printing and distributing prospectuses for Existing Contract Owners. The Company will bear the costs of printing and distributing both statutory and summary prospectuses for Prospective Purchasers.

The Fund or its designee shall provide the Company free of charge with copies of any supplement to the current prospectus of the relevant Portfolio(s) in such quantity as the Company shall reasonably request (or a PDF if requested by the Company) for distribution to Existing Contract Owners, where applicable. The Fund or its designee will pay the Company’s usual, customary and reasonable costs for printing and distributing supplements for Existing Contract Owners. The Company will bear the costs of printing and distributing supplements for Prospective Purchasers.

If any of these documents are printed in combination with such documents of other fund families (a “Combined Prospectus/Supplement”), the Fund or its designee will pay a pro rata portion of the printing and distribution costs based on the number of pages in the Combined Prospectus/Supplement that is attributable to the Portfolio(s)’ prospectus(es) or supplement(s); provided, however, that the Fund or its designee will only pay the costs described above with respect to Existing Contract Owners and will not pay any costs in connection with printing or distributing such materials to Prospective Purchasers.

The Company may use such PDF described above to assist with the updating of any of its Contract prospectuses or related materials in order to have the prospectuses of the Portfolios conform to the Company’s Contract prospectuses or related materials, with the costs of such updating, including printing, to be borne by the Company.

For purposes of this Section 2.2 only, references to a Portfolio’s “prospectus” shall exclude the related statement of additional information and include the summary prospectus for the Fund.

The Fund agrees that the hosting of current summary prospectuses and other current documents required by Rule 498(e)(1) (“Fund Documents”), at the website address designated by the Fund on each summary prospectus (“Fund Documents Site”), is designed to lead directly to the Fund Documents Site and complies with all applicable requirements of Rule 498(e) and (f)(3). The Fund also agrees to be responsible for compliance with the provisions of Rule 498 (f)(1) involving requests for additional Fund Documents made directly to the Fund. The Fund shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

2.3 The Fund or its designee, at its expense, shall provide a master PDF of the statement of additional information for the Portfolios to the Company (suitable for duplication by the Company at the Company’s expense) for distribution at the Company’s expense to any Existing Contract Owner or Prospective Purchaser.

2.4 The Fund or its designee shall provide the Company free of charge copies (or a PDF if requested by the Company), if and to the extent applicable to the Shares, of the Fund’s reports to shareholders and other communications to shareholders not described above in this Article 2 (collectively, “Reports”) in such quantity as the Company shall reasonably request for distribution to Existing Contract Owners. The Fund or its designee will pay the Company’s usual, customary and reasonable costs of printing and distributing Reports for Existing Contract Owners.

If a Report is printed in combination with such documents of other fund families (a “Combined Report”), the Fund or its designee will pay a pro rata portion of the printing and distribution costs based on the number of pages of the Combined Report that is attributable to the Fund’s Report, provided, however, that the Fund or its designee will only pay the costs described above with respect to Existing Contract Owners and will not pay any costs in connection with printing or distributing such materials to Prospective Purchasers.

2.5 The Company will provide the Fund or its designee with supporting documentation which is sufficient in the reasonable opinion of the Fund or its designee to enable the Fund or its designee to verify the printing and distribution costs for which the Company requests reimbursement in respect of Existing Contract Owners. The Company agrees to use its best efforts to minimize any printing and distribution costs. If the Company prints such documents, Company agrees that any printer it selects shall be a reputable printer within the industry.

2.6 The Company shall furnish, or cause to be furnished, to the Fund or its designee, a copy of language that would be used in any prospectus or statement of additional information for the Contracts in which the name, logos, trademarks or service marks (whether registered or unregistered) of the Fund, any Portfolio, DIST, Cboe Vest or any of their respective affiliates (the “Marks”) are used at least fifteen Business Days prior to the filing of such document with the SEC. The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material in which any of the Marks are used (such materials together with Contract prospectuses and statements of additional information, “Company Materials”), at least fifteen Business Days prior to its use. No Company Materials shall be used if any of the Fund Parties reasonably objects to such use within fifteen Business Days after receipt of such material. Notwithstanding the foregoing, the Company need not furnish, or cause to be furnished, to the Fund or its designee (i) materials for internal use only by the Company in connection with performing its obligations under this Agreement or any Related Agreement (as hereinafter defined) or which include the names of the Fund or the Portfolios solely in a list of mutual funds available through the Company or (ii) revisions to Company Materials previously approved by the Fund or its designee (“Updated Company Materials”) unless the Company Materials on which they are based have been materially changed. The Fund or its designee also reserves the right to review Company Materials and Updated Company Materials at any time upon request made by the Fund or its designee to the Company. The Fund or its designee may reasonably object to the continued use of any Company Materials or Updated Company Materials. No Company Materials or Updated Company Materials shall be used if the Fund or its designee so objects.

The Fund shall furnish, or shall cause to be furnished, to the Company, each piece of sales literature or other promotional material in which the name, logos, trademarks or service marks of the Company or its affiliates are used, at least fifteen Business Days prior to its use. No sales literature or other promotional material shall be used if the Company reasonably objects to such use within fifteen Business Days after receipt of such material.

2.7 At the reasonable request of the Fund or its designee, the Company shall furnish, or shall cause to be furnished, as soon as practical, to the Fund or its designee copies of the following reports:

(a)   the Company’s annual financial statements (prepared under statutory accounting practices), if any;

(b) the Company’s quarterly statements, if any;

(c) any financial statement, proxy statement, notice or report of the Company sent to policyholders; and

(d) any registration statement (without exhibits) and annual and quarterly financial reports of the Company filed with any state insurance regulator.

2.8 Notwithstanding anything to the contrary in this Agreement, the Company shall not give any information or make any representations or statements on behalf of the Fund or Underwriter or concerning the Fund, the Underwriter or Cboe Vest in connection with the Contracts other than information or representations contained in and accurately derived from the registration statement or Prospectus for the Shares, reports of the Fund, Fund-sponsored proxy statements, or in sales literature or other promotional material approved by the Fund or Underwriter (as such documents may be amended or supplemented from time to time), except with the written permission of the Fund or Underwriter.

2.9 Neither the Fund nor the Underwriter shall give any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statements or Contract prospectuses (as such registration statements or Contract prospectuses may by amended or supplemented from time to time), except with the written permission of the Company.

2.10 The Company shall register and qualify the Contracts for sale to the extent required by applicable securities laws and insurance laws of the various states. The Company shall amend the registration statement of the Contracts under the 1933 Act and the registration statement for each Account under the 1940 Act from time to time as required in order to effect the continuous offering of the Contracts or as may otherwise be required by applicable laws and rules and regulations. All applicable laws, rules and regulations including, without limitation, the rules and regulations of any regulatory or self-regulatory authority with jurisdiction over a party are collectively referred to herein as “Applicable Law”. The Company shall register and qualify the Contracts for sale to the extent required by applicable securities laws and insurance laws of the various states.

2.11 The Fund or its designee will provide the Company with copies of its proxy materials applicable to the Fund. The Fund or its designee shall bear the reasonable costs of soliciting Fund proxies from the Existing Contract Owners, including the reasonable costs of mailing proxy materials and tabulating proxy voting instructions, including reasonable costs charged by any service provider engaged by the Company for this purpose. The Company will (i) distribute proxy materials applicable to the Fund to Existing Contract Owners and (ii) solicit voting instructions from Existing Contract Owners. Solely with respect to Contracts and Accounts that are subject to the 1940 Act, so long as, and to the extent that the SEC interprets the 1940 Act to require pass-through voting privileges for Contract Owners: (a) the Company will provide pass-through voting privileges to Existing Contract Owners and vote the Shares of the Fund in accordance with instructions received from the Existing Contract Owners; (b) the Fund shall require all Participating Insurance Companies to calculate voting privileges in the same manner and the Company shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by the Fund; (c) with respect to each Account, the Company will vote Shares of the Fund held by the Account and for which no timely voting instructions from Existing Contract Owners are received, as well as Shares held by the Account that are owned by the Company for its general accounts, in the same proportion as the Company votes Shares held by the Account for which timely voting instructions are received from Existing Contract Owners; and (d) the Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for Fund Shares held by Existing Contract Owners without the prior written consent of the Fund, which consent may be withheld in the Fund’s sole discretion.

2.12 (a) The Company will furnish the Fund or its designee (including, without limitation, any auditors designated by the Fund) with such information in connection with this Agreement and/or any agreement for the provision of administrative services or distribution-related services by the Company for the Fund (the “Related Agreements”) as it may reasonably request (including, without limitation, periodic certifications confirming the Company’s provision of services for the Fund) and will cooperate with the Fund or its designee in connection with the preparation of reports to the Directors concerning this Agreement and/or any Related Agreement and the monies paid or payable pursuant to this Agreement or any Related Agreement, as well as any other reports or filings that may be required by law, including at the request of a regulatory or self-regulatory authority (including, without limitation, the SEC, FINRA and state insurance regulators).

(b) The Company and its employees will, upon reasonable request, be available during normal business hours to consult with the Fund or its designee concerning this Agreement and/or any Related Agreement.

(c) Each party will maintain and preserve all records as required by law to be maintained and preserved by it in connection with the performance of its obligations under this Agreement and any Related Agreement. Upon the reasonable request of another party, a party will provide copies of such records, including without limitation, copies of historical records relating to the transactions effected pursuant to this Agreement. Without limiting the generality of the foregoing, the Company shall maintain and preserve all records necessary for it to fulfill its obligations under this Agreement or which would enable Fund Parties to substantiate the services provided and fees charged by the Company, compliance with the terms of the Agreement, and the internal controls over services provided by the Company as well as written communications regarding the Fund to or from the Existing Contract Owners and any other records reasonably required by the Fund or its designee. Upon reasonable request, the Company agrees to make these records available to the Fund or its designee.

(d) From time-to-time, the Fund or its designee may submit a due diligence questionnaire to the Company, and the Company shall complete and return such due diligence questionnaire within a reasonable timeframe.

(e) The Company shall permit the Fund or its designee to conduct one physical on-site due diligence review per calendar year to ensure compliance with the terms of this Agreement and the Related Agreements. The Fund or its designee will provide the Company with reasonable notice of its intention to conduct such a review. For purposes of these review privileges, the Company shall permit the authorized personnel of the Fund or its designees to have access to its books, records, information, systems, employees and agents pertinent to the Company’s performance under this Agreement and/or any Related Agreement. The Fund or its designee will not perform any activity that materially interferes with any activities of the Company or its systems during the audit. The Company is entitled to observe all review activity of the Fund or its designee, and the review will be subject to such reasonable security and confidentiality measures as the Company may require.

(f) Nothing in this Agreement will impose upon the Fund or its designee the obligation to review the Company’s practices, procedures or controls.

2.13 (a) The Company represents and warrants that, to the best of its knowledge, the various procedures and systems which the Company has implemented with regard to safeguarding its records, data, equipment, facilities and other property used in the performance of its obligations hereunder or under the Related Agreements from loss or damage attributable to fire, theft, cyber security threat or any other cause are adequate, and the Company will make such changes therein from time to time as in its reasonable judgment are required for the secure performance of the Company's obligations hereunder. The parties shall review such systems and procedures on a periodic basis, and Fund Parties may from time to time specify the types of records to be safeguarded in accordance with this Section 2.13, provided that such request is not unreasonable.

(b) The Company shall maintain a commercially reasonable disaster recovery plan that meets commercially reasonable standards for systems backup and will provide a copy of its then-current plan to the Fund or its designee upon its request.

2.14 The Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Contracts. Without limiting the generality of the forgoing, the Fund shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Contracts (and as otherwise reasonably requested by the Company), but in no event later than forty-five (45) calendar days after the close of each Portfolio’s fiscal year:

(a)	the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6); and

(b)	the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4, and (ii) Instruction 4 to Item 17 of Form N-4, and (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Fund); and

(c)	the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and (ii) Instruction 7 to Item 18 of Form N-6).

ARTICLE 3

Representations; Warranties; Covenants

3.1 MassMutual represents and warrants that it is and will remain an insurance company duly organized and in good standing under the laws of the Commonwealth of Massachusetts, with full power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement, and each Account has been established as a separate account under such law, and the Accounts shall comply in all material respects with Applicable Law.

C.M. Life represents and warrants that it is and will remain an insurance company duly organized and in good standing under the laws of the State of Connecticut, with full power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement, and each Account has been established as a separate account under such law, and the Accounts shall comply in all material respects with Applicable Law.

3.2 The Company represents and warrants that it has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act, unless exempt from such registration, to serve as a separate account for the Contracts. The Company further represents and warrants that the Contracts will be registered under the 1933 Act, unless exempt from such registration, prior to any issuance or sale of the Contracts, and the Contracts will be issued in compliance in all material respects with Applicable Law.

3.3 The Company represents and warrants that the Contracts are currently and at the time of issuance will be treated as annuity contracts or life insurance policies, whichever is appropriate, under applicable provisions of the Code. The Company shall make every effort to maintain such treatment and shall notify the Fund immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

3.4 The Company represents and warrants that it will have the full right, power and authority to effect transactions on behalf of the Accounts and that all orders submitted by it to the Fund on behalf of the Accounts will be made to cover instructions already received from the Contract Owners to fund the Contracts.

3.5 (a) As long as Shares of the Fund are held on behalf of Contract Owners, the Company shall comply with Applicable Law (including, but not limited to, any disclosure regarding fees or other compensation paid to the Company pursuant to this Agreement or any Related Agreement). The Company shall have policies and procedures in place which the Company reasonably believes to be appropriate and sufficient with regard to the handling of orders on a timely basis and which the Company believes provide adequate controls and procedures to ensure ongoing compliance with the requirements of this Section 3.5 as applicable and effective. Subject to legal restrictions, the Company will, upon request, promptly provide to Fund Parties evidence of those policies and procedures and the Company’s compliance therewith. The Company will, upon request, annually certify to compliance with Applicable Law. The Company acknowledges and agrees that Fund Parties are not responsible for the Company’s compliance with Applicable Law and have no responsibility for determining whether the Fund Shares are suitable for the Accounts or Contract Owners.

(b) Without limiting the generality of Section 3.5(a) above, as long as Shares of the Fund are held on behalf of Contract Owners, the Company has adopted, implemented and shall maintain and comply with a reasonable risk-based program to comply with all applicable economic, trade and financial sanctions laws, resolutions, executive orders and regulations enacted by the United States (including as administered and/or enforced by the Office of Foreign Assets Control), and other applicable jurisdictions (collectively, “Sanctions Laws”). The Company shall maintain and comply with policies, procedures and controls that are reasonably designed to ensure compliance with Sanctions Laws and limit the risk of transactions that could be regarded as circumventing Sanctions Laws and that it, the Accounts, the Contract Owners and, to the extent required by law, its and their owners and controllers (i) are not in violation of any Sanctions Laws or on any list of prohibited individuals or entities enacted under Sanctions Laws (collectively, “Sanctions Lists”) and (ii) are not located, organized or doing business in a country or territory that is, or whose government is, the target of embargo or countrywide sanctions under any Sanctions Laws. The Company agrees that it will take reasonable steps to ensure that Account and Contract Owner funds shall not be directly or indirectly derived from, invested for the benefit of or related in any way to, persons, entities or countries that are subject to any country embargoes, in violation of any Sanctions Laws or on any Sanctions Lists. The Company will promptly inform the Fund in writing if with respect to the transactions in the shares or the Company’s services, the Company becomes aware of any violations of Sanctions Laws by itself or any of the Accounts or Contract Owners or to the extent required by Applicable Law, any of their owners or controllers or if it or any of the Accounts or Contract Owners or any of their owners or controllers are the target of embargo or identified on any Sanctions Lists or if the Company is otherwise unable to comply with its obligations under this Section 3.5(b).

(c) Without limiting the generality of Section 3.5(a) above, as long as Shares of the Fund are held on behalf of Contract Owners, the Company has adopted, implemented and shall maintain and comply with an anti-money laundering program to comply with (i) all applicable United States laws and regulations relating to anti-money laundering, including the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) and the Bank Secrecy Act, as amended by the USA PATRIOT Act, and SEC and FINRA rules and regulations and (ii) all applicable laws and regulations relating to anti-money laundering from other applicable jurisdictions (collectively, “AML Laws”). The Company shall maintain and comply with written policies, procedures and controls designed to detect, prevent and report money laundering or other suspicious activity and prohibit dealings with shell banks. The Company shall have a written customer identification program that complies with AML Laws, including the FinCEN CDD rule (31 CFR Parts 1010, 1020, 1023, 1024 and 1026) which outlines requirements to identify and verify the identity of beneficial owners. In addition, the Company shall have a designated anti-money laundering compliance officer, and the Company shall provide anti-money laundering training to its staff on an annual basis. Finally, the Company’s anti-money laundering program shall provide for an independent audit of its anti-money laundering program on an annual basis. The Company will promptly inform the Fund in writing, to the extent not prohibited by Applicable Law, if the Company becomes aware of any violations of AML Laws by it or any Account or Contract Owner with respect to the Company’s services or transactions in Shares or if the Company is otherwise unable to comply with its obligations under this Section 3.5(c).

(d) As long as Shares of the Fund are held on behalf of Contract Owners, the Company shall provide the Fund with such information as it may reasonably request, including, but not limited to, the filling out of questionnaires, attestations and other documents, to enable Fund Parties to fulfill their obligations under Sanctions Laws and AML Laws (including maintaining records for at least five years). Without limiting the generality of the foregoing, and subject to legal restrictions, the Company will, upon request, promptly provide to Fund Parties a certification (i) that it has policies and procedures that are designed to comply with AML Laws and Sanctions Laws and (ii) the Company’s compliance therewith.

(e) As long as Shares of the Fund are held on behalf of Contract Owners, the Company represents and warrants that neither it nor any of its principals have been previously indicted with respect to or convicted of any criminal charges, including money laundering, and neither it nor any of its principals is the subject of any criminal action of any nature or of any regulatory or self-regulatory action relating to money laundering.

(f) As long as Shares of the Fund are held on behalf of Contract Owners, the Company represents and warrants that it is aware of Sanctions Laws, and it has not violated and shall not violate any Sanctions Laws.

3.6 As long as Shares of the Fund are held on behalf of Contract Owners, the Company agrees to notify DIST immediately in the event of its expulsion or suspension from any regulatory or self-regulatory authority with jurisdiction over it or of any pending or threatened action or proceeding by any regulatory or self-regulatory authority bearing on its membership. The Company agrees to promptly advise DIST if it receives notice of any of the following: (1) any investor complaint, litigation initiated or threatened, or communication by a regulatory or self-regulatory authority which relates to the Fund or to a transaction in shares by it or (2) any examination by any regulatory or self-regulatory authority that may or has resulted in a material compliance deficiency, and the Company agrees to promptly provide DIST with such information and documentation thereon as DIST may request.

3.7 The Company acknowledges and agrees that it is the responsibility of the Company to determine investment restrictions under state insurance law applicable to any Portfolio, and that the Fund shall bear no responsibility to the Company for any such determination or the correctness of such determination. The Company has determined that the investment restrictions set forth in the current Prospectus are sufficient to comply with all investment restrictions under state insurance laws that are currently applicable to the Portfolios as a result of the Accounts' investment therein. The Company shall inform the Fund of any additional investment restrictions imposed by state insurance law after the date of this Agreement that may become applicable to the Fund or any Portfolio from time to time as a result of the Accounts' investment therein. Upon receipt of any such information from the Company, the Fund shall determine whether it is in the best interests of shareholders to comply with any such restrictions. If the Fund determines that it is not in the best interests of shareholders to comply with a restriction determined to be applicable by the Company, the Fund shall so inform the Company, and the Fund and the Company shall discuss alternative accommodations in the circumstances.

3.8 The Company represents and warrants that each Account is a "segregated asset account" and that interests in each Account are offered exclusively through the purchase of or transfer into a "variable contract," within the meaning of such terms under Section 817 of the Code and the regulations thereunder. The Company will use its best efforts to continue to meet such definitional requirements, and it will notify the Fund immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future.

3.9 As long as Shares of the Fund are held on behalf of Contract Owners, the Company shall maintain reasonable insurance coverage against all liabilities that may arise in connection with the performance of its duties and other obligations hereunder, including a fidelity bond covering employees and agents and a professional liability policy, and it shall provide Fund Parties with information with respect to the extent of such coverage upon request.

As long as Shares of the Fund are held on behalf of Contract Owners, the Fund represents and warrants that all of its respective officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Fund are, and shall continue to be at all times, covered by one or more blanket fidelity bonds or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage required by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated form time to time. The aforesaid bonds shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

3.10 As long as Shares of the Fund are held on behalf of Contract Owners, the Company represents and warrants that with respect to the purchase, redemption or exchange of shares for Contract Owners’ accounts, the Company is not a fiduciary or party in interest with respect to any such accounts which are subject to the Employee Retirement Income Security Act of 1974, as amended.

3.11 As long as Shares of the Fund are held on behalf of Contract Owners, the Company will promptly notify Fund Parties if for any reason it is unable to perform fully and promptly any of its obligations under this Agreement or any of the Related Agreements or if any of its representations, warranties or covenants become untrue; provided, however, that such notice shall not excuse any non-performance by it.

3.12 The Fund represents and warrants that it is and will remain duly organized and validly existing under the laws of the State of Delaware.

3.13 The Fund represents and warrants that the Fund Shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and the Fund is registered under the 1940 Act. The Fund shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. If the Fund determines that notice filings are appropriate, the Fund shall use its best efforts to make such notice filings in accordance with the laws of such jurisdictions reasonably requested by the Company.

3.14 The Fund has adopted a Distribution Plan (the “Plan”) with regard to the Class I shares of each Portfolio, pursuant to Rule 12b-1 under the 1940 Act. The Plan permits the Underwriter to pay to each Participating Insurance Company that enters into an agreement with the Underwriter to provide distribution-related services to contract owners, a fee, at the end of each month, [______] of the average daily net asset value of Class I shares of each Portfolio held by such Participating Insurance Company. The Company agrees to waive the payment of any such distribution fee unless and until Underwriter has received such fees from the Fund.

3.15 The Fund represents that it will comply and maintain each Portfolio’s compliance with the diversification requirements set forth in Section 817(h) of the Code and Section 1.817-5 of the regulations under the Code. The Fund will notify the Company immediately upon having a reasonable basis for believing that a Portfolio has ceased to so comply or that a Portfolio might not so comply in the future. In the event of a breach of this Section 3.15 by the Fund, it will take all reasonable steps to adequately diversify the Portfolio so as to achieve compliance within the grace period afforded by Section 1.817-5 of the regulations under the Code.

3.16 The Fund represents and warrants that each Portfolio is currently qualified as a regulated investment company (“RIC”) under Subchapter M of the Code and represents that it will use its best efforts to qualify and to maintain qualification of each Portfolio as a RIC. The Fund will notify the Company immediately in writing upon having a reasonable basis for believing that a Portfolio has ceased to so qualify or that it might not so qualify in the future.

3.17 Each party represents and warrants to the other parties that the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement.

3.18 Each party represents and warrants that the execution, performance and delivery of this Agreement by it will not result in it violating any Applicable Law or breaching or otherwise impairing any of its contractual obligations.

3.19 Each party covenants that this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or law.

3.20 Nothing contained in this Agreement is intended to operate as, and the provisions of this Agreement shall not in any way whatsoever constitute, a waiver by the Company of compliance with any applicable provision of the federal securities laws or of the rules and regulations of the SEC issued thereunder.

ARTICLE 4

Mixed and Shared Funding

4.1 The parties acknowledge that the Fund’s Shares may be made available for investment by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies. The Company acknowledges that the Fund has not received an order from the SEC granting Participating Insurance Companies and their separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act, and rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (a “Mixed and Shared Funding Order”). The Company represents and warrants that it is not relying on the relief that a Mixed and Shared Funding Order would grant.

ARTICLE 5

Indemnification

5.1 The Company agrees to indemnify and hold harmless the Fund Parties, their affiliates, and each of their respective Directors, officers, employees and agents and each person, if any, who controls a Fund Party within the meaning of Section 15 of the 1933 Act (collectively the “Indemnified Parties” for purposes of this Section 5.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company, which consent shall not be unreasonably withheld) or expenses (including the reasonable costs of investigating or defending any loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or common law or otherwise, to the extent that such Losses are related to the sale or acquisition of Shares or the Contracts and:

(a) arise out of or are based upon any untrue statements of any material fact contained in the registration statement, prospectus(es) or statements of additional information (as amended or supplemented) for the Contracts or in the Contracts themselves or in sales literature or other promotional material generated or approved by the Company on behalf of the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, “Company Documents” for the purposes of this Article 5), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of the Fund for use in such Company Documents or otherwise for use at such time in connection with the sale of the Contracts or Shares unless the Company has failed to update the Company Documents to conform to then-current Fund Documents or other then-current written materials available from the Fund Parties for use in connection with the sale of the Contracts or Shares if such failure would be likely to have an impact on a Contract Owner’s investment decision); or

(b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from then-current Fund Documents as defined in Section 5.2(a) or other then-current written material furnished to the Company by or on behalf of Fund Parties for use in connection with the sale of the Contracts or Shares), or wrongful conduct, of the Company or persons under its control, with respect to the sale or acquisition of the Contracts or Shares; or

(c) arise out of or result from any untrue statement of a material fact contained in Fund Documents as defined in Section 5.2(a) or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Fund by or on behalf of the Company for use in such Fund Documents or otherwise for use at such time in connection with the sale of the Contracts or Shares; or

(d) arise out of or result from any failure by the Company to provide the services or furnish the materials required under the terms of this Agreement or any Related Agreement; or

(e) arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or any Related Agreement or arise out of or result from any other material breach of this Agreement or any Related Agreement by the Company; or

(f) arise out of or result from any bad faith, gross negligence or willful misconduct in the performance of the Company’s services or other obligations under this Agreement or any Related Agreement; or

(g) arise out of any violation of Applicable Law in any material respect by the Company in connection with the performance of its services or other obligations under this Agreement or any Related Agreement.

This indemnity provision is in addition to any other liability that the Company may otherwise have to the Indemnified Parties.

5.2 The Fund agrees to indemnify and hold harmless the Company and its affiliates and each of their directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 5.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund Parties, which consent shall not be unreasonably withheld) or expenses (including the reasonable costs of investigating or defending any loss, claim, damage liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, to the extent that such Losses are related to the sale or acquisition of the Shares or the Contracts and:

(a) arise out of or are based upon any untrue statements of any material fact contained in the registration statement or Prospectus for the Fund (as amended or supplemented) (collectively, “Fund Documents” for the purposes of this Article 5), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission was made in reliance upon and was accurately derived from written information furnished to the Fund Parties by or on behalf of the Company for use in such Fund Documents or otherwise at such time for use in connection with the sale of the Contracts or Shares; or

(b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from then-current Company Documents or other then-current written material furnished to the Fund Parties by or on behalf of the Company for use in connection with the sale of the Contracts or Shares), or wrongful conduct, of a Fund Party or persons under its respective control, with respect to the sale or acquisition of the Contracts or distribution of the Contracts or Shares; or

(c) arise out of or result from any untrue statement of a material fact contained in Company Documents or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Fund Parties for use in such Company Documents or otherwise at such time in connection with the sale of the Contracts or Shares (provided that the Company has not failed to update the Company Documents to conform to then-current Fund Documents or other then-current written materials available from the Fund Parties for use in connection with the sale of the Contracts or Shares if such failure would be likely to have an impact on a Contract Owner’s investment decision); or

(d) arise out of or result from any failure by the Fund Parties to provide the services or furnish the materials required under the terms of this Agreement or any Related Agreement; or

(e) arise out of or result from any material breach of any representation and/or warranty made by the Fund in this Agreement or any Related Agreement or arise out of or result from any other material breach of this Agreement or any Related Agreement by the Fund; or

(f) arise out of or result from any bad faith, gross negligence or willful misconduct by a Fund Party in the performance of its obligations under this Agreement or any Related Agreement; or

(g) arise out of any violation of Applicable Law in any material respect by a Fund Party in connection with the performance of its obligations under this Agreement or any Related Agreement.

5.3 The Company shall not be liable under the indemnification provisions of Section 5.1 with respect to any Losses incurred or assessed against any Indemnified Party to the extent such Losses arise out of or result from such Indemnified Party’s bad faith, gross negligence or willful misconduct in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

The Fund shall not be liable under the indemnification provisions of Section 5.2 with respect to any Losses incurred or assessed against any Indemnified Party to the extent such Losses arise out of or result from such Indemnified Party’s bad faith, negligence or willful misconduct in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

5.4 Any party seeking indemnification (the “Potential Indemnitee”) will promptly notify any party from whom they intend to seek indemnification (each a “Potential Indemnitor”) of all demands made and/or actions commenced against the Potential Indemnitee which may require a Potential Indemnitor to provide such indemnification. At its option and expense, a Potential Indemnitor may retain counsel and control any litigation for which it may be responsible to indemnify a Potential Indemnitee under this Agreement.

5.5 With respect to any claim, the parties each shall give the others reasonable access during normal business hours to its books, records, and employees and those books, records, and employees within its control pertaining to such claim, and shall otherwise cooperate with one and other in the defense of any claim. Regardless of which party defends a particular claim, the defending party shall give the other parties written notice of any significant development in the case as soon as practicable, and such other parties, at all times, shall have the right to intervene in the defense of the case.

5.6 If a party is defending a claim and indemnifying another party hereto, and: (i) a settlement proposal is made by the claimant, or (ii) the defending party desires to present a settlement proposal to the claimant, then the defending party promptly shall notify the Indemnified Party of such settlement proposal together with its counsel’s recommendation. If the defending party desires to enter into the settlement and the Indemnified Party fails to consent within thirty (30)  Business Days (unless such period is extended, in writing, by mutual agreement of the parties hereto), then the Indemnified Party, from the time it fails to consent forward, shall defend the claim and shall indemnify the defending party for all costs associated with the claim which are in excess of the proposed settlement amount.

Regardless of which party is defending the claim: (i) if a settlement requires an admission of liability by the non-defending party or would require the non- defending party to either take action (other than purely ministerial action) or refrain from taking action (due to an injunction or otherwise) (a “Specific Performance Settlement”), the defending party may agree to such settlement only after obtaining the express, written consent of the non-defending party. If a non-defending party fails to consent to a Specific Performance Settlement, the consequences described in the last sentence of the first paragraph of this Section 5.9 shall not apply.

5.7 The parties shall use good faith efforts to resolve any dispute concerning this indemnification obligation. Should those efforts fail to resolve the dispute, the ultimate resolution shall be determined in a de novo proceeding, separate and apart from the underlying matter complained of, before a court of competent jurisdiction. Either party may initiate such proceedings with a court of competent jurisdiction at any time following the termination of the efforts by such parties to resolve the dispute (termination of such efforts shall be deemed to have occurred thirty (30) days from the commencement of the same unless such time period is extended by the written agreement of the parties).

ARTICLE 6

Confidentiality

6.1 “Confidential Information” is defined as: information that a disclosing party reasonably considers non-public, confidential or proprietary in nature, including a formula, pattern, compilation, program, device, method or process that derives independent economic value (actual or potential) from not being generally known to or readily ascertainable through appropriate means by other persons who might obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its confidentiality. Except as expressly permitted by this Agreement, each party hereto will: (i) keep and maintain all Confidential Information of the other party in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure and (ii) not, directly or indirectly, disclose any Confidential Information of the other party to any third party, except with the other party’s prior written consent.

6.2 Prior to disclosure of any of its Confidential Information to the other party, a party shall comply with all legal, regulatory or other notice and/or consent requirements permitting the disclosure of Confidential Information by it to the other party and the processing/use of such Confidential Information by the other party and its Recipients (as defined below) in accordance with this Agreement.

6.3 Each party will be permitted to use, reproduce and create derivative works of the other party’s Confidential Information and disclose such Confidential Information (and any derivative works thereof) to its employees, legal counsel, auditors, affiliates, agents, vendors and other third parties (collectively, “Recipients”) having a need to know such information in connection with or related to this Agreement. In addition, any party may disclose the other’s Confidential Information to the extent required to comply with law, regulatory request or a court order; provided, however, that each party must (where legally permitted to do so) promptly notify the other party of receipt of a request for Confidential Information made pursuant to law, regulatory request or court order, give the other party a reasonable opportunity to prevent the disclosure of the Confidential Information, and reasonably cooperate with the other party in any efforts it makes to prevent the disclosure of the Confidential Information. Without limiting the generality of the foregoing and despite any contrary provision in this Agreement, Fund Parties will be permitted to disclose trade data and other information to Recipients for sales reporting, business analytics, distribution strategy, product development, research, analysis, trade attribution, scrubbing, processing, customer relationship management, regulatory and/or other similar purposes.

6.4 Despite any contrary provision in this Agreement, Confidential Information of a party will not include information that: (i) is or becomes generally known to the public not as a result of a disclosure by the other party, (ii) is rightfully in the possession of the other party before disclosure by the first party, (iii) is independently developed by the other party without reliance on the Confidential Information, or (iv) is received by the other party in good faith and without restriction from a third party not under a confidentiality obligation to the first party and having the right to make such disclosure. Each party acknowledges that the disclosure of the other’s Confidential Information may cause irreparable injury to the other party and damages which may be difficult to ascertain. Therefore, each party will be entitled to injunctive relief upon a disclosure or threatened disclosure of any of its Confidential Information that would violate the terms of this Agreement. Each party hereto shall notify the other party promptly (unless not legally permitted to do so) upon discovery of unauthorized use or disclosure of Confidential Information, and reasonably cooperate with the owner of the Confidential Information to help the owner of the Confidential Information regain possession of the Confidential Information and prevent its further unauthorized use and disclosure.

6.5 For purposes of this Article 6, Fund Parties shall be considered to be a “party,” and the Company shall be considered a “party”.

6.6 Each party has adopted policies and practices in compliance with Applicable Law regarding privacy of customer information, including, if applicable, the protection of non-public personal information pursuant to the Gramm-Leach-Bliley Act of 1999, SEC Regulation S-P, appropriate banking regulations and/or the Massachusetts Standards for the Protection of Personal Information. These policies and practices are designed to comply with applicable data security regulations in all material respects, including, but not limited to, the obligation to provide appropriate administrative, technical and physical safeguards reasonably designed to (i) provide for the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and information; and (iii)    protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer.

ARTICLE 7

Termination

7.1 This Agreement may be terminated by any party for any reason by sixty (60) days’ advance written notice to the other parties or upon such shorter notice as is required by Applicable Law, order, or instruction by a court of competent jurisdiction or a regulatory or self-regulatory authority with jurisdiction over any party.

7.2 This Agreement may be terminated immediately upon written notice to the other parties at the option of either the Underwriter or the Fund upon institution of formal proceedings against the Company by FINRA, the SEC, the insurance commission of any state or any other regulatory authority regarding the Company’s duties under this Agreement or any Related Agreement or related to the sale of the Contracts, the operation of the Account(s), the administration of the Contracts or the purchase of the Shares, or an expected or anticipated ruling, judgment or outcome which would, in the Fund’s or the Underwriter’s respective reasonable judgment, materially impair the Company’s ability to meet and perform the Company’s obligations and duties hereunder.

7.3 This Agreement may be terminated immediately upon written notice to the other parties at the option of the Fund or the Underwriter if the Internal Revenue Service determines that the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if the Fund or Underwriter reasonably believes that the Contracts may fail to so qualify or if interests in an Account under the Contracts are not registered, where required, and, in all material respects, are not issued or sold in accordance with any Applicable Law.

7.4 This Agreement may be terminated immediately upon written notice to the other parties by the Fund or the Underwriter, at either’s option, if either the Fund or the Underwriter shall determine, in its sole judgment exercised in good faith, that either (A) the Company shall have suffered a material adverse change in its business or financial condition, (B) the Company shall have been the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of either the Fund or the Underwriter, (C) the Company shall have breached any obligation under this Agreement or any Related Agreement in a material respect and such breach continued unremedied for thirty (30) days after receipt by the Company of notice in writing from the Fund or Underwriter of such breach, (D) the Company shall have violated Applicable Law in a material respect, including, without limitation, any AML Laws or Sanctions Laws, or is unable to comply with the compliance obligations set forth in this Agreement regarding anti-money laundering or sanctions or (E) the Company or any of the Contract Owners have engaged in Market Timing.

7.5 This Agreement may be terminated immediately upon written notice to the other parties at the option of the Company if (A) the Internal Revenue Service determines that any Portfolio fails to qualify as a RIC under the Code or fails to comply with the diversification requirements of Section 817(h) of the Code and the Fund, upon written request fails to provide reasonable assurance that it will take action to cure such failure, or (B) the Company shall determine, in its sole judgment exercised in good faith, that either (1) the Fund or the Underwriter shall have been the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Company, or (2) the Fund or Underwriter shall have breached any obligation under this Agreement or any Related Agreement in a material respect and such breach continued unremedied for thirty (30) days after receipt of notice in writing to the Fund or the Underwriter from the Company of such breach, or (C) to the extent that the Shares of Portfolios are not reasonably available to meet the requirements of the Contracts or are not “appropriate funding vehicles” for the Contracts, as reasonably determined by the Company.

7.6 This Agreement may be terminated by any party immediately upon written notice to the other parties if (A) another party attempts to assign this Agreement in contravention of the terms hereof, (B) another party files a petition for bankruptcy, a trustee or receiver is appointed for any party or its assets under federal bankruptcy laws, or an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against any party, or (C)  with respect to a particular Portfolio, Shares of the Portfolio are not registered, issued or sold in conformity with federal or State law or such law precludes the use of Shares of the Portfolio as an underlying investment medium for the Accounts.

7.7 This Agreement will be automatically terminated when the Underwriter no longer acts as the principal underwriter of the shares of the Fund. Notwithstanding any termination of this Agreement, and provided that the Underwriter acts as the principal underwriter of the shares of the Fund, the Fund and the Underwriter shall continue for a period not exceeding six (6) months to make available additional Shares of the Fund pursuant to the terms and conditions of this Agreement, for all existing Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, the owners of the Existing Contracts will be permitted to reallocate investments in the Fund (as in effect on such date), redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. In the event of a termination of this Agreement pursuant to this Article 7, the provisions of this Agreement shall remain in effect with respect to transactions in Shares by such Existing Contracts except for Section 7.1 and thereafter either the Fund, Underwriter or the Company may terminate the Agreement as so continued pursuant to this Section 7.7 upon prior written notice to the other parties, such notice to be for a period that is reasonable under the circumstances but need not be greater than six months.

7.8 The provisions of Section 2.12 and this Section 7.8, Articles 5 (Indemnification), 6 (Confidentiality), 8 (Notices) and 9 (Miscellaneous) and Section 9 of Schedule C shall survive the termination of this Agreement; Section 7.7 shall survive the termination of the Agreement if the Fund and the Underwriter elect to continue to make available additional Shares of the Portfolios as specified therein; the provisions of Articles 1 (Sale of Fund Shares) (to the extent that they apply to redemptions or exchanges), 2 (Obligations of the Parties), and 4 (Potential Conflicts) shall survive the termination of this Agreement as long as Shares of the Fund are held on behalf of Contract Owners; and the provisions of Article 3 (Representations; Warranties and Covenants) that by their terms continue as long as Shares of the Fund are held on behalf of Contract Owners shall survive for that period.

ARTICLE 8

Notices

Unless otherwise specified in this Agreement, all notices shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of delivery); (b) when delivered if sent by a nationally recognized overnight courier (with written or electronic confirmation of delivery); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Notices must be sent to the respective parties at the address(es) indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Article 8).

To the Fund:	With copy to:

c/o Cboe Vest Financial, LLC	Commonwealth Fund Services, Inc.
Attn: Jack Delaney	Attn: Legal
1765 Greensboro Station Place	8730 Stony Point Parkway, Suite 205
Suite 900	Richmond, VA 23235
McLean, VA 22102	Email: kshupe@ccofva.com
Email: jdelaney@cboevest.com	Phone: 804.267.7417
Phone: 571-623-1702

To the Distributor:

Foreside Fund Services, LLC
Three Canal Plaza, Suite 100
Portland, Maine 04101
Attn: Legal Department
Phone: 207.553.7110
Email: legal@foreside.com

To the Company:	With copy to:

Massachusetts Mutual Life Insurance Company
Attn: Office of the General Counsel
1295 State Street
Springfield, MA 01111

C.M. Life Insurance Company
Attn: Office of the General Counsel
1295 State Street
Springfield, MA 01111

Notwithstanding the foregoing, (i) notices which are customarily sent via NSCC Systems may be sent by those means and shall be effective as specified in the NSCC rules, or if not specified therein, when sent, and (ii) notices which are customarily sent by Electronic Communications may be sent in that manner and shall be effective when sent.

ARTICLE 9

Miscellaneous

9.1 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

9.2 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

9.3 If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect insofar as the foregoing can be accomplished without materially affecting the benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

9.4 This Agreement, including the attached schedules, shall be interpreted, construed, and enforced in accordance with the laws of the State of Delaware, without reference to any conflict of laws provisions thereof that would cause the application of laws of any jurisdiction other than those of the State of Delaware, and shall, to the extent applicable, be subject to the provisions of the 1933, 1934, and 1940 Acts, and the rules, regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

9.5 The parties to this Agreement acknowledge and agree that the Fund is a Delaware statutory trust, and that all liabilities of the Fund arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the relevant Portfolio(s) of the Fund and that no Director, officer, agent or holder of Shares of the Fund shall be personally liable for any such liabilities.

9.6 Each party shall reasonably cooperate with each other party and all appropriate regulatory and self-regulatory authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

9.7 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, to which the parties hereto are entitled under Applicable Law.

9.8 The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

9.9 This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by a party without the written consent of the other parties. Any attempted assignment in violation of this Section 9.9 shall be null and void.

9.10 No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties.

9.11 This Agreement, including all attachments hereto, constitutes the entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior or contemporaneous understandings and agreements, both written and oral, express or implied, with respect to such subject matter.

9.12 Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

9.13 If a party utilizes a designee or other agent in connection with this Agreement or any Related Agreement, it shall be liable for the acts/omissions of that person or entity to the same extent as if it itself had acted or failed to act.

9.14 THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.15 NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE COMPANY, FUND PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES BE LIABLE TO THE OTHERS OR TO THIRD PARTIES FOR SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, BUSINESS INTERRUPTION, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY AND LOST PROFITS, WHETHER ARISING OUT OF OR RESULTING FROM BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Fund Participation Agreement as of the Effective Date.

WORLD FUNDS TRUST

By:	/s/ Karen Shupe
Name:	Karen Shupe
Title:	Treasurer

Date Executed: 4/26/2023

FORESIDE FUND SERVICES, LLC

By:	/s/ Teresa Cowan
Name:	Teresa Cowan
Title:	President

Date Executed: 4/27/2023

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Philip Michalowski
Name:	Philip Michalowski
Title:	Head of Annuity Product

Date Executed: 4/27/2023

C.M. LIFE INSURANCE COMPANY

By:	/s/ Philip Michalowski
Name:	Philip Michalowski
Title:	Head of Annuity Product

Date Executed: 4/27/2023

Schedule A

Separate Accounts of the Company participating in Portfolios of each Fund listed on Schedule B

•	Massachusetts Mutual Variable Annuity Separate Account 4

•	Massachusetts Mutual Variable Life Separate Account I

•	C.M. Life Variable Life Separate Account I

Schedule B

Portfolios and Share Classes of each Fund now or in the future offered to Separate Accounts of the

Company, including, but not limited to:

Cboe Vest US Large Cap 10%	Class I Shares	Class Y Shares
Buffer Strategy VI Fund
Cboe Vest US Large Cap 20%	Class I Shares	Class Y Shares
Buffer Strategy VI Fund

Schedule C

Shareholder Information Schedule entered into by and between Fund and its successors, assigns and designees (“Fund”) and the Intermediary.

For Schedule C, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

The term “Business Day” shall have the meaning ascribed to it in the Fund Participation Agreement.

The term “Intermediary” shall mean the Company (as defined in the Fund Participation Agreement), which is (i) a broker, dealer, bank, or other entity that holds securities of record issued by the Fund in nominee name; (ii) in the case of a participant directed employee benefit plan that owns securities issued by the Fund (1) a retirement plan administrator under ERISA or (2) any entity that maintains the plan’s participant records; or (iii) an insurance company separate account.

The term “Fund” shall mean any open-ended management investment company that is registered or required to register under Section 8 of the Investment Company Act of 1940 and for which DIST acts as distributor and includes (i) an investment adviser to or administrator for the Fund; and (ii) the transfer agent for the Fund. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.1

The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

The term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary (“Contract”), or a participant in an employee benefit plan with a beneficial interest in a contract.

The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include the following: (i) transactions that are executed automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) transactions that are executed pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) prearranged transfers at the conclusion of a required free look period.

The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

1 As defined in SEC Rule 22c-2(b), term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

Fund and the Intermediary hereby agree as follows:

Shareholder Information

1.  Agreement to Provide Information. Intermediary agrees to provide to the Fund or its designee, upon written request of the Fund, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government issued identifier (“GII”) and the Contract Owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or the account (if known) and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

All requests must contain the relevant fund account number, CUSIP, trade amount and date. Requests must be made to us directly via e-mail at RSFundOps22c2Requests@massmutual.com or such other address we may communicate to you in writing from time to time.

2.  Period Covered by Request. Requests must set forth a specific period, which generally will not begin more than six months prior to the date of the request for information or cover a period greater than thirty (30) days. The Fund may request transaction information older than six months from the date of the request or covering a period greater than thirty (30) days as they deem necessary to investigate compliance with policies (including, but not limited to, policies of the Fund regarding market-timing and the frequent purchasing and redeeming or exchanging of Fund Shares or any other inappropriate trading activity) established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

3.   Form and Timing of Response. (a) Intermediary agrees to provide promptly, but in any event not later than ten (10) Business Days after receipt of a request from the Fund or its designee, the requested information specified in Section 1. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly, but in any event not later than ten (10) Business Days after receipt of a request, whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself a financial intermediary (as defined in Rule 22c-2) (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly, but in any event not later than ten (10) Business Days after receipt of a request, shall either (i) provide (or arrange to have provided) the information set forth in Section 1 for those Shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b)  Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Intermediary; and

(c)  To the extent practicable, the format for any transaction information provided to the Fund or its designee will be consistent with the NSCC Standardized Data Reporting Format.

4.   Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund, in its sole discretion, as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies (including, but not limited to, policies of the Fund regarding market-timing and the frequent purchasing and redeeming or exchanging of Fund Shares or any other inappropriate trading activity) established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary.

We will execute such restrictions with respect to the Shareholder, but only for the Contract through which such transactions in the Fund’s shares occurred. We will not impose any restriction, and nothing in this Agreement shall require that we impose any restriction, on a Shareholder based on any transactions other than transactions in the Fund’s shares through an Account. Instructions must be received by us via email at the following address: RSFundOps22c2Requests@massmutual.com, or such other address that we may communicate to you in writing from time to time. Other correspondence may be sent to us at the following address, or such other address that we may communicate to you in writing from time to time:

Massachusetts Mutual Life Insurance Company

1295 State Street, MIP M200-INVST

Springfield, MA 01111

5.  Form of Instructions. Instructions to restrict or prohibit trading shall be given to us via e-mail in a mutually agreed upon file format and must include the fund account number, the TIN, ITIN, or GII and the specific individual Contract Owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract Owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

6.  Timing of Response. Intermediary agrees to execute instructions to restrict or prohibit trading as soon as reasonably practicable, but not later than ten (10) Business Days after receipt of the instructions by the Intermediary.

7.  Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions to restrict or prohibit trading have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) Business Days after the instructions have been executed.

8.  Construction of the Schedule; Fund Participation Agreement. This Schedule C supplements the Fund Participation Agreement. To the extent the terms of this Schedule C conflict with the terms of the Fund Participation Agreement, the terms of this Schedule C shall control.

9.   Termination. This Schedule C will terminate upon the termination of the Fund Participation Agreement (except for obligations arising from trading activities that occurred prior to such termination and transactions in Shares by Existing Contracts pursuant to Section 7.7 of the Fund Participation Agreement).